Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Adama Agricultural Solutions LTD.

(AMENDED AND RESTATED AS OF NOVEMBER [  ], 2014)1

[1]	These amended Articles of Association shall become effective upon the completion of the initial public offering of the shares of the Company.

T A B L E  O F  C O N T E N T S

P A G E

GENERAL PROVISIONS

1. Name of the Company	5

2. Purpose	5

3. Definitions	5

4. Interpretation	8

5. Public Company	9

6. Limitation of Liability	9

7. Registered Office	9

SHARE CAPITAL

8. Authorized Share Capital	9

9. Rights of the Ordinary Shares	9

10. Increase of Share Capital	10

11. Deleted	10

12. Consolidation, Subdivision, Cancellation and Reduction of Share Capital	10

SHARES

13. Shareholder Register	11

14. Shareholder	11

15. Share Certificates	11

16. Allotment of Shares	12

17. Payment Calls	12

18. Lien and Forfeiture of Shares	13

19. Redeemable Securities	15

TRANSFER OF SHARES

20. Transfers by a Registered Shareholder	15

21. Transmission by Law	16

RECORD DATE

22. Record Date for General Meetings	17

23. Record Date for Distribution of Dividends	17

GENERAL MEETINGS

24. Annual General Meeting	17

25. Extraordinary General Meetings	17

26. Notice of General Meetings	18

PROCEEDINGS AT GENERAL MEETING

27. Legal Quorum	18

28. Language of Meetings	19

29. Chairman of the General Meeting	19

30. Adoption of Resolutions at General Meetings	19

31. Power to Adjourn	20

32. Voting Power	20

33. Voting Rights	20

PROXIES

34. Voting by Proxy	21

TRANSFER OF POWERS

35. Transfer of Powers between Company’s Organs	22

BOARD OF DIRECTORS

36. Appointment and Dismissal of Directors	22

37. Conflict of Interest	23

38. Substitute Directors	24

39. Remuneration and Reimbursement of Expenses	24

40. Powers of Board of Directors	25

41. Qualification of Directors	25

PROCEEDINGS OF THE BOARD OF DIRECTORS

42. Meetings of the Board of Directors and the Proceedings Thereat	25

43. Language of Meetings	26

44. Legal Quorum	26

45. Exercise of Powers of Directors	26

46. Chairman of the Board of Directors	27

47. Committees of the Board of Directors	27

48. Validity of Acts Despite Defects	28

48A. Participation in General Meeting	28

NON-EXTRAORDINARY TRANSACTIONS

49. Approval of Non-Extraordinary Transactions	28

MINUTES

50. Minutes	29

SENIOR MANAGEMENT

51. Appointment and Removal of Senior Management; Chief Executive Officer	29

ACCOUNTS

52. Books of Account	30

53. Auditors	30

53A. Auditor	30

54. Financial Statements, Reports, Etc	30

RIGHTS OF SIGNATURE

55. Signatory Rights	30

DIVIDENDS

56. Declaration and Payment of Dividends	31

57. Amount Payable by Way of Dividends	31

58. Interest	31

59. Deductions from Dividends	31

60. Retention of Dividends	31

61. Unclaimed Dividends	32

62. Mechanics of Payment	32

63. Receipt from a Joint Holder	33

NOTICES

64. Notices	33

EXEMPTION, INSURANCE AND INDEMNITY

65. Exemption, Indemnity and Insurance	33

WINDING UP

66. Winding Up	35

SPECIAL RESOLUTIONS

67. Board Super Majority Resolutions	36

THE COMPANIES LAW, 5759-1999

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Adama Agricultural Solutions LTD.

GENERAL PROVISIONS

1.	Name of the Company

The name of the Company is:

1.1.	In Hebrew:

1.2.	In English: Adama Agricultural Solutions Ltd.

2.	Purpose

The purpose of the Company is as set forth in the Company’s Memorandum of Association.

3.	Definitions

In these Articles each of the following terms shall have the meaning appearing opposite it, unless the context requires or implies otherwise:

3.1.	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person.

3.2.	“Annual General Meeting” shall have the meaning assigned to such name in the Companies Law

3.3.	These “Articles” means the Amended and Restated Articles of Association of the Company, including amendments thereto, as shall be in force from time to time.

3.4.	The “Board of Directors” or “Board” means the Board of Directors of the Company duly appointed in accordance with these Articles.

3.5.	“Board Member” means a member of the Board, including an External Director.

3.6.

“Business” means the business of researching, developing, manufacturing, marketing, and selling crop protection products, as well as the business of researching, developing, manufacturing, marketing, and selling seeds and traits, nutritional additives, food-

enriching ingredients and aromatic products.

3.7.	“Business Day” means any day that is not a Saturday, a Sunday, or other day on which commercial banks are required or authorized by Law to close in the PRC or Israel.

3.8.	“CC Group” means ChemChina and all entities which are controlled, directly or indirectly, by ChemChina.

3.9.

“Chemchina” means China National Chemical Corporation, a PRC company, which holds all equity interests (including, without limitation, all voting rights and all rights to appoint senior executives) in CHINA NATIONAL AGROCHEMICAL CORPORATION, a PRC company.

3.10.	“Companies Law” means the Israeli Companies Law, 5759-1999, as may be amended and replaced from time to time.

3.11.	The “Company” means the company whose name is set forth above.

3.12.

“control” of a Person when used in these Articles (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise

3.13.	“Director” means a Board Member, other than External Director.

3.14	“Effective Date” means the date of consummation of the Initial Public Offering, provided that the Initial Public Offering shall be consummated no later than March 31, 2015

3.15.	“Exchange Act” means the U.S.A Securities Exchange Act of 1934.

3.16.	“External Director” as defined in the Companies Law.

3.17	“Extraordinary General Meeting” means any General Meeting which is not an Annual General Meeting.

3.18.

“Extraordinary Transaction” means a transaction or a series of related transactions (including a unilateral action of the Company or any of its controlled Affiliates concerning the grant of rights or other benefits) which is (x) not in the ordinary course of business, (y) not on arms’ length terms, or (z) which would have an impact of 5% or more with respect to (A) the total sales of the Company and its Subsidiaries for the immediate preceding fiscal year as stated on the financial statements of the Company and its Subsidiaries on a consolidated basis for the immediate preceding fiscal year (the “Relevant Financial Statements”) if such transaction or transactions involve a sale of products or services by the Company or any of its controlled Affiliates, (B) the total cost of sales of the Company and its Subsidiaries for the immediate preceding fiscal year as stated in the Relevant Financial Statements if such transaction or transactions involve a purchase of products (including, without limitation, raw materials) or services by the Company or any of its controlled Affiliates, (C) the total assets of the Company and its Subsidiaries as of the last day of the immediate preceding fiscal year as stated in the Relevant Financial Statements if such transaction or transactions involve a purchase of assets by the Company or any of its controlled Affiliates, (D) the total debt of the Company and its Subsidiaries as of the last day of the immediate preceding fiscal year as stated in the Relevant Financial Statements if such transaction or transactions involve an incurrence of debt by the Company or any of its controlled Affiliates, (E) the total expenses (excluding cost of sales) of the Company and its Subsidiaries for the preceding fiscal year as stated in the Relevant Financial Statements if such transaction or transactions involve incurrence of expenses on the part of the Company or any of its Subsidiaries, or (F) the most appropriate line item as stated in the Relevant Financial Statements if such transaction or transactions are not included in items (A) to (E) above. For the avoidance of doubt, nothing in these Articles shall derogate from the provisions of the Companies Law regarding the classification of other transactions as Extraordinary Transactions by the Audit Committee of the Company.

3.18.	“General Meeting” means either an Annual General Meeting or an Extraordinary General Meeting.

3.19.

“Governmental Authority” means (a) any federal, state, local, municipal or other government, governmental, quasi-governmental or regulatory authority (including any governmental agency, branch, department, court or tribunal) or multinational regulatory organization or (b) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including, without limitation, any securities exchange.

3.20.

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement, rule of law (including common law), rules of any applicable securities exchange, or decree of any Governmental Authority

3.21.	“Initial Public Offering” means a first underwritten public offering of the Ordinary Shares of the Company resulting in such Ordinary Shares being listed on the New York Stock Exchange.

3.22.	“Nominee Company” as defined in the Israeli Securities Law, 1968

3.23.	“Office Holder” means every Board Member and every officer of the Company, defined as “Nosei Misra” in the Companies Law.

3.24.	“Ordinary Shares” means the Ordinary Shares of the Company, par value NIS 3.12 per share.

3.25.	“Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization or other entity, including any Governmental Authority.

3.26.	“Senior Management” includes each of the following officers of the Company: Chief Executive Officer; President; Chief Financial Officer; Chief Operating Officer; General Counsel; and Head of R&D.

3.27.	“Shareholder” as defined in Section 177 of the Companies Law, and including whosoever is registered in the Shareholders Register as a Holder of the shares (except the Nominee Company).

3.28.

“Subsidiary” of any Person shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) a majority of the outstanding voting securities are, at the relevant time, directly or indirectly, owned or controlled by such Person, (ii) such Person or any Subsidiary of such Person is a general partner, or (iii) a majority of the ownership interests of such entity having the power to govern or elect the majority of the members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by such Person.

3.29.	“Registered Shareholders” or “Registered Holders” means the entities and persons listed in the Shareholders Register.

3.30.

“An Unregistered Shareholder” means a person in whose favor a share is registered with a stock exchange member and such share is registered in the name of a Nominee Company in the Shareholders Registrar;

3.31.	“Shareholders Register” or the “Register” means the register of Shareholders of the Company that must be maintained pursuant to Section 127 of the Companies Law.

3.32.	“SEC” means the U.S. Securities and Exchange Commission.

3.33.

“Written” or “in writing” means to include print, lithography, and any other legible form of writing or impression of letters, digits or other symbols in a visible or visually decipherable form, including material transmitted by letter, telex, or cable, or by facsimile or by electronic mail or by any other means of electronic communication producing a legible copy of the transmitted material.

4.	Interpretation

4.1.	Unless the subject or the context otherwise requires:

4.1.1.	words and expressions defined in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein;

4.1.2.	words and expressions importing the singular shall include the plural and vice versa;

4.1.3.

words and expressions importing the masculine gender shall include the feminine gender and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders;

4.1.4.	words and expressions importing persons shall include bodies corporate.

4.2.	The captions in these Articles are for reference purposes only and shall not affect the meaning or interpretation of these Articles.

4.3.

As used in these Articles, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to these Articles in its entirety and not to any specific section of these Articles.

4.4.	References to “US$” and “dollars” are to U.S. dollars, and references to “NIS” are to New Israeli Shekels.

4.5.

The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law shall govern.

4.6.

If the context does not imply otherwise, any reference in these Articles to any law or regulation or enactment will include any changes therein or enactment or re-enactment thereof, as well as any law, regulation or other enactment replacing them.

4.7.

In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

5.	Public Company

The Company is a Public company as defined in the Companies Law.

6.	Limitation of Liability

The liability of the Shareholders is limited to the payment of the nominal value of the shares in the Company allotted to them and which remains unpaid, and only to that amount. If the Company’s share capital shall include at any time shares without a nominal value, the Shareholders’ liability in respect of such shares shall be limited to the payment of up to NIS 3.12 for each such share allotted to them and which remains unpaid, and only to that amount.

7.	Registered Office

The Registered Office of the Company will be situated in Israel at a place to be determined from time to time by the Board of Directors.

SHARE CAPITAL

8.	Authorized Share Capital

The share capital of the Company is NIS 936,000,000 (New Israeli Shekels) divided into 300,000,000 Ordinary Shares of nominal value NIS 3.12 each.

9.	Rights of the Ordinary Shares

The Ordinary Shares confer upon the holders thereof all rights accruing to a Shareholder of the Company, as provided in these Articles, including, inter alia, the right to receive notices of Shareholders meetings, to attend and vote at Shareholders’ meetings, to participate in distribution of dividends and stock dividends and to participate in distribution of surplus assets and funds in liquidation of the Company and certain other rights, all in accordance with the terms of these Articles and applicable Law. All Ordinary Shares rank pari passu in all respects with each other.

10.	Increase of Share Capital

10.1.

Subject to Article 67, the Company may, from time to time, by resolution of the Shareholders, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

10.2.	Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

11.	[Deleted]

12.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

12.1.	The Company may, from time to time, by a Shareholders resolution (subject to applicable Law and Article 67 hereof):

12.1.1.	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

12.1.2.	subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than its existing shares;

12.1.3.

cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled;

12.1.4.	reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by applicable Law.

12.2.

With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

12.2.1.	Determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

12.2.2.	Allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

12.2.3.	Redeem, in the case of redeemable preference shares, and subject to applicable Law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

12.2.4.	Cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 12.2.4.

SHARES

13.	Shareholders Register

13.1.	The Company shall keep a Register of Shareholders and will record therein any and all particulars required pursuant to the Companies Law.

13.2.	The Company shall keep a register of material Shareholders in accordance with section 128 of the Companies Law.

14.	Shareholder

14.1.

Wherever two (2) or more persons are registered jointly as the Registered Holders of a share, any one of them is duly authorized to give receipts binding all the joint Registered Holders for any dividend or other moneys due in connection with such share, and the Company may pay all dividends or other moneys due in connection with the share to one (1) or more of them as it deems proper.

14.2.

A Shareholder being a trustee shall be so registered in the Shareholders Register, stating that his holding is in trust and he shall be deemed a Shareholder for all intents and purposes. Should a trustee fail to inform the Company of his being a trustee, such trust shall not be recorded in the Shareholders Register. Except for the above provisions relating to noting the trusteeship in the Shareholders Register, the Company shall not be obliged to recognize the right to a share or any other right in connection with such share, except for the absolute and exclusive right relating thereto of the Shareholder registered in the Shareholders Register as the owner thereof.

15.	Share Certificates

15.1.	Subject to applicable listing standards and regulations, a Shareholder is entitled to receive from the Company a share certificate evidencing his ownership of the Company’s shares.

15.2.

Subject to the provisions relating to the form of a Share Certificate determined, if determined, pursuant to Section 180 of the Companies Law: (i) the following particulars shall be set out in the Share Certificate: the Company’s authorized share capital, the name of the Shareholder, the number of shares owned by him to which such certificate relates, the class of such shares, and their par value and serial numbers (to the extent that the Company’s shares are marked by serial numbers) and any other information required by any stock exchange on which the shares are listed; as well as (ii) each Share Certificate shall bear the signature of a Director and/or of any other person appointed by the Board of Directors for that purpose on the Company’s stamp or its printed name.

15.3.

Whenever two (2) or more are registered in the Shareholders Register as joint owners of a share, the Company shall not be obliged to issue more than one (1) Share Certificate to all the joint owners of the share and the delivery of such certificate to one (1) of the joint owners of a share shall be deemed a delivery to all of them.

15.4.

If any Share Certificate is erased, mutilated, destroyed or lost, a new Share Certificate may be issued in lieu thereof based on such proof submitted and such indemnity given as the Board of Directors shall demand, and in the event of a mutilated Share Certificate, upon return of the old certificate.

16.	Allotment of Shares

The unissued shares from time to time shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, for cash or other non-cash consideration, on such terms and conditions (including, inter alia, terms relating to calls as set forth in Article 17 hereof) , and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit. and the power, to allot to any person the option to acquire from the Company any shares, during such time and for such consideration as the Board of Directors may deem fit.

17.	Payment Calls

17.1.

If the terms of allotment of any shares of the Company do not specify a particular date for the payment of all the consideration which is to be paid therefor, or any part thereof, the Board of Directors may from time to time, if it deems proper, make calls on the Shareholders in respect of the amounts not yet paid for their shares, whether on account of the par value of the shares or on account of the premium, and each such Shareholder shall be obliged to pay the Company the amount so demanded from him not later than the date of payment set out in the notice containing the call; provided that the Shareholder shall be given a prior notice of at least fourteen (14) days in respect of any call. The Board of Directors may at any time by notice in writing cancel the call or extend the time of its payment.

17.2.	Joint owners of a share shall be liable, jointly and severally, to pay the amounts set out in any call.

17.3.

In the event that the amounts set out in the call have not been paid in whole or in part by the date of payment set out in the call, the Shareholders shall be obliged to pay linkage differences or interest (or both) on the amounts not so paid, all as shall be determined by the Board of Directors, from the due date until the date of actual payment; however, the Board of Directors may waive the linkage differences or the interest.

17.4.	If under the conditions of issue of any share any amount has to be paid upon the allotment of the shares or at a set time, whether on account of the par value of the shares or on account of the premium, or in installments at set or agreed upon times (whether such installments are contingent or not), any such amount or installment shall become due as if a call was duly made in respect thereof by the Board of Directors which delivered due notification thereof in which the due date set out therein is the date of allotment or the date set for payment, and in the event of non-payment of such amount at the time of allotment or on the date fixed or agreed upon for payments, whichever is the case, the provisions of these Articles relating to the payment of linkage differences or interest (or both), forfeiture of shares or any other consequence of non-payment or default of payment by the Shareholders of the amount due from them to the Company in connection with the shares will apply.

17.5.

The Board of Directors may, if it deems proper, accept from a Shareholder wishing to prepay, all or part of the amounts due on account of such Shareholder’s shares (in addition to the payment of amounts actually demanded, if demanded) and the Board of Directors may pay him interest on the amounts so prepaid by him (or any part thereof) at the rate of interest agreed between the Board of Directors and the Shareholders.

17.6.

A Shareholder shall not be entitled to receive a dividend (or bonus shares) and shall not be entitled to exercise any right as Shareholder unless he has paid in full all the notices of call delivered to him, or which according to these Articles are deemed to have been delivered to him, together with linkage differences, interest, and expenses which otherwise would have been paid by him according to the provisions of these Articles in respect of calls which have not been paid by him on time.

17.7.

A Shareholder shall not be entitled to receive any notice of or to be present at any General Meeting or Class Meeting, nor to vote thereat or exercise any right of a Shareholder, unless such Shareholder has paid in full all the calls made which have become due, including linkage differences, interest and expenses due, if any, in respect of any shares held by such Shareholder – whether by himself or jointly with another person.

17.8.	When allotting shares the Board of Directors may determine an arrangement distinguishing between Shareholders with respect to the amounts of calls and due dates.

18.	Lien and Forfeiture of Shares

18.1.

The Company shall have a lien and first charge on all shares which price (both par value and premium) has not been fully paid, as long as any payment in respect of shares in the Shareholder’s name is outstanding (whether such shares are registered in his name only or jointly with another or others), whether or not the date for such payment has arrived, whether alone or jointly with others. Such charge shall be in effect whether or not the due date for the implementation or fulfillment of the said duties, obligations or such other contracts has arrived, and shall apply to all dividends resolved from time to time in connection with such shares. No benefit shall be created with respect to any share based on rules of equity which shall invalidate or supersede such charge, provided that the Board of Directors may from time to time declare that a certain share is temporarily or finally released in whole or in part from the provisions of this Article.

18.2.

If a Shareholder has not paid any calls for payment or any installments on the due date set therefore or prior thereto (whether on account of the par value of the shares or on account of the premium), the Board of Directors may at any time thereafter, if the call for payment or installment has not been paid, deliver a notice to that Shareholder demanding payment from him with the linkage differences and interest accrued thereon, as well as any expenses incurred by the Company as a result of the non-payment. The notice shall state the place at which such payment shall be made. Should the Shareholder not pay the amount due on the date set out in such notice (which shall be at least seven (7) days thereafter), the shares in respect of which such notice was given shall be forfeited by a resolution of the Board of Directors. The provisions of this Article will apply, subject to the conditions agreed (if expressly agreed in writing) at the time of the allotment of such share. The forfeiture of a share pursuant to this Article shall also include the dividends declared in respect of such share which have not been paid prior to forfeiture.

18.3.

A certificate in writing signed by two (2) members of the Board of Directors, attesting that a call has been made for payment in relation to a share and that the share was forfeited by a resolution of the Board of Directors in that matter, and that all requirements relating to the forfeiture under these Articles have been complied with, shall constitute decisive proof against all persons entitled to that share in respect of the facts set out in the certificate.

18.4.

Each share so forfeited shall become the Company’s property and the Board of Directors may, subject to the provisions of Section 181 of the Companies Law and these Articles, re-allot and sell it on such terms and conditions and in such manner as it deems proper.

18.5.	A share forfeited but not yet re-allotted or sold shall be a dormant share as defined in Section 308 of the Companies Law.

18.6.

The Company is authorized to receive the consideration, if any, for the re-allotment and sale of a share so forfeited and credit or set off such consideration on account of the amounts due and/or which may become due to the Company from the owner of such share pursuant to the provisions of these Articles, and the person to whom such share has been sold shall be entitled to be registered as the owner of that share and shall be deemed owner of such share and for all intents and purposes shall not be responsible for any use made by the Company of the funds paid by him for such share, and furthermore, his title to the share shall not be effected by reason of any act, omission, defect or invalidity in the proceedings of forfeiture or sale of such share.

18.7.	The Board of Directors may at any time prior to the sale of a share cancel the forfeiture on those terms and conditions as it deems proper.

18.8.	Any Shareholder whose shares were forfeited shall cease to be a Shareholder in respect thereof, but nonetheless shall continue to be responsible for and obliged to pay the Company, and shall pay immediately, all balances due to the Company according to the calls, including expenses incurred at the time of forfeiture on account of such shares or in respect thereof, all together with linkage differences and interest accrued on such amounts from the time of forfeiture to the date of actual payment at the rate determined by the Board of Directors, and the Board of Directors shall be entitled (but not obliged) to enforce the payment of such amounts, in whole or in part, if it so deems proper, unless or until the shares so forfeited have been sold and the Company has received in full, all amounts due from the Shareholders together with the linkage differences, interest and expenses incurred by the Company in respect of such sale. If, after payment in full of the said amounts, the Company has surplus amounts, such surplus amounts shall be paid to the previous owner of the share up to the amount actually paid by such owner in consideration for the shares.

19.	Redeemable Securities

The Company may, subject to applicable Law, issue redeemable shares and redeem the same or issue conditional securities with such conditions so as such securities may be cancelled or revoked or may be considered to have been cancelled or revoked upon the fulfillment of such conditions.

TRANSFER OF SHARES

20.	Transfers by a Registered Shareholder

20.1.

Any transfer of shares registered in the Shareholders Registry in the name of a Registered Shareholder including a transfer by a Nominee Company or to it, shall be executed in writing, provided that the transfer instrument shall only be signed in handwriting by the transferor and by the transferee, themselves or by their legal representatives, and by witnesses of their signatures, and shall be delivered to the registered office or to any other place as shall be determined by the Board of Directors for this purpose. Subject to the provisions of the Companies Law, the transfer of shares shall not be registered in the Shareholders Registry until after the transfer instrument is delivered to the Company, as stated above, and the transferor shall continue to be considered as the shareholder of the transferred shares until the registration of the transferee as the shareholder of the transferred shares in the Shareholders Registry.

20.2.

The share transfer instrument shall be made in writing, in the acceptable form in Israel or in any other form that shall be approved by the Board of Directors. If the transferor or the transferee is a corporation, the confirmation of a lawyer or an accountant, or the confirmation of another person whose identity is acceptable to the Board of Directors, shall be given regarding the authority of the signatories signing on behalf of the corporation to execute or to receive the transfer, as the case may be.

20.3.

The Company may close the Shareholders Registry for a period determined by the Board of Directors, provided that the period not exceeds a total of thirty days a year. When the registry is closed, transfer of shares will not be registered in the share registry. Without derogating from the aforesaid, the Board of Directors may determine the effective date in respect to the entitlement to vote in a general meeting or to receive a dividend payment or issue of any rights or for any other legal purpose.

20.4.

Subject to the provisions of these Articles of Association, or the conditions for issuing a type of share of any kind, the shares shall be transferable without need for the approval of the Board of Directors; provided that the Board of Directors can require that any transfer comply with applicable securities laws and deny any transfer not in compliance with applicable securities laws.

20.5.

Each transfer instrument shall be submitted for registration to the Registered Office, or to any other place the Board of Directors shall determine, together with the share certificates that are to be transferred, if such were issued, and any other proof that the Board of Directors may demand regarding the ownership right of the transferor or his right to transfer the shares. The transfer instruments which shall be registered shall remain in the Company’s possession, however any transfer instrument that the Board of Directors refuses to register shall be returned to whomever submitted it, at his request.

20.6.

If the Board of Directors or the Secretary (with the signature of an authorized signatory) or whoever was authorized to do so by the Board of Directors refuses to approve the transfer of shares, the transferor shall be notified not later than one month after the receipt of the transfer instrument.

20.7.

Subject to the provisions of the Companies Law and the provisions of these Articles, if it shall be proven to the Company, to the satisfaction of the Board of Directors or the Secretary (with the signature of an authorized signatory) or whomever was authorized for that purpose by the Board of Directors and in the manner determined by it, that the conditions of the Companies Law have been fulfilled for assigning a right in the registered shares in the Shareholders Registry to the name of a Registered Shareholder, the Company shall recognize the assignee, and him alone, as the owner of the rights in the said shares.

21.	Transmission by Law

21.1.

The executors or administrators of a deceased Registered Shareholder not being a joint holder or, if there are no executors or administrators, the persons beneficially entitled as heirs of the deceased Registered Shareholder and such person only, shall be recognized by the Company as having any title to such share. In the event of the demise of one (1) or more joint holders of registered shares, unless otherwise proved to the Company, the surviving Registered Shareholders, and they only shall be recognized by the Company as having any title to such shares, provided however that the above shall not release the estate of a deceased joint holder from any responsibility or indebtedness in accordance with any share jointly held by him.

21.2.

Any person becoming entitled to a share in consequence of the death, liquidation, or bankruptcy of a Registered Shareholder (as the case may be) may, upon producing evidence of his rights as shall be required by the Board of Directors at its exclusive discretion, be registered as the owner of the shares or transfer them subject to the provisions of these Articles relating to any transfer of shares.

21.3.

A person becoming entitled to a share by reason of the death or bankruptcy of a holder shall not be entitled to receive any dividends or other payments payable in connection with the share, nor shall he be entitled to receive notices relating to the Company’s General Meetings or participate therein or vote thereat in respect of such share, and in general he shall not be permitted to exercise any right of a Shareholder until after his registration as Shareholder in connection with such share.

RECORD DATE

22.	Record Date for General Meetings

The Shareholders entitled to receive notice of, to participate in and to vote thereon at a General Meeting, or to express consent to or dissent from any corporate action in writing, shall be the Shareholders on the record date set in the resolution of the Board of Directors which date shall neither be earlier nor later than is permitted under applicable Law. A determination of Shareholders of record with respect to a General Meeting shall apply to any adjournment of such meeting.

23.	Record Date for Distribution of Dividends

The Shareholders entitled to receive dividends shall be the Shareholders on the record date set in the resolution of the Board of Directors which date shall neither be earlier nor later than is permitted under applicable Law.

GENERAL MEETINGS

24.	Annual General Meeting

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

25.	Extraordinary General Meetings

25.1.

The Board of Directors may, whenever it deems fit, convene an Extraordinary General Meeting at such time and place, within or outside the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Sections 63(b)(1) or (2) of the Companies Law.

25.2.

If the Board of Directors is required to convene an Extraordinary General Meeting in accordance with the provisions of Section 63(b) of the Companies Law, it will summon such a meeting within twenty one days from the date of the submission of the request to it, for a date that shall be determined in a notice of the Extraordinary

General Meeting, as set forth in Article 26 below, provided that the date of convening the meeting shall not be later than thirty five days from the date of publishing the notice, subject to the provisions of the Companies Law.

26.	Notice of General Meetings

26.1.

The Company is required to give prior notice of a General Meeting as required by law, but in any event not less than fourteen (14) days prior to the general meeting and no less than ten (10) days prior to the record date. Such notice shall specify the place, the day and the hour of the General Meeting, the agenda of the meeting and such other information required under law.

26.2.

The Company is not required to deliver personal notice to every Shareholder except to the extent required by applicable law. In any event, the accidental omission to give notice of a meeting to any Shareholder or the non receipt of a notice by any of the Shareholders shall not invalidate the proceedings at any meeting.

26.3.	The notice of the meeting shall set forth the agenda of the meeting.

26.4.

A Shareholder desiring to request that the Board of Directors include a certain item on the agenda of the meeting pursuant to Section 66(b) of the Companies Law, shall, as a condition to such proposal being considered by the Board of Directors, make such request to the Company in writing at least 45 days prior to the date of the meeting (or such shorter period as may be determined by the Board of Directors).

26.5.	Any notice, consent, or other written communication from the Company to the Shareholders shall be in the English language.

PROCEEDINGS AT GENERAL MEETING

27.	Legal Quorum

27.1.

Two (2) Shareholders present at a General Meeting personally or by proxy or if a Shareholder be a corporation – by a representative or proxy, within half an hour after the time set for the General Meeting, and holding shares conferring in the aggregate at least a majority of the voting power of the Company (subject to rules and regulations, if any, applicable to the Company), shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

27.2.

If half an hour after the time set for the General Meeting no quorum is present, the meeting shall automatically be adjourned until the same day and same time one week thereafter, at the same place fixed for the original meeting (with no need for any notice to the Shareholders) or until such other later time if such time is specified in the original notice convening the General Meeting, or if the Company serves notice to the Shareholders no less than seventy two (72) hours before the date fixed for the adjourned meeting.

27.3.

At such adjourned meeting, one (1) or more Shareholders present personally or by proxy or if a Shareholder be a corporation – by a representative or proxy and holding shares conferring in the aggregate at least a majority of the voting power of the Company within half an hour after the time set for the adjourned meeting, shall constitute a quorum. If a legal quorum is not present the postponed meeting the meeting shall be cancelled.

28.	Language of Meetings

All meetings of the Shareholders, including (without limitation) all discussions and any votes, shall be conducted in the English language.

29.	Chairman of the General Meeting

29.1.	The Chairman of the Board of Directors or any other person appointed by it shall preside as Chairman at every General Meeting.

29.2.

If the Board of Directors has no Chairman or if at any General Meeting the Chairman is not present within fifteen (15) minutes after the time set for holding the Meeting, or although present is unable or unwilling to act as Chairman of the Meeting, and the Chairman did not appoint any other person to preside as a Chairman of the General Meeting the Shareholders present, personally or by proxy, shall elect one (1) of the persons present, whether such person is a Shareholder or a proxy for a Shareholder, to act as Chairman of the General Meeting.

29.3.	For as long as there is no Chairman of the General Meeting, no matter is to be discussed at the General Meeting except for the election of the Chairman.

30.	Adoption of Resolutions at General Meetings

30.1.

A Shareholders resolution shall be deemed adopted if approved by the holders of a majority of the Ordinary Shares represented at the meeting in person or by proxy and voting thereon, unless otherwise required by applicable Law or these Articles.

30.2.	Every resolution submitted to a General Meeting shall be decided by a count of votes, including such votes which were cast by way of a written ballot.

30.3.

A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or was not adopted, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

31.	Power to Adjourn

The chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

In case a General Meeting was adjourned, the Company shall provide a notice of such adjournment at such times as required in accordance with the provisions of Section 74 of the Companies Law.

32.	Voting Power

Subject to the provisions of Article 33.1, every Shareholder shall have one vote for each Ordinary Share held by him of record, on every resolution, without regard to whether the vote hereon is conducted by a show of hands or by a written ballot.

33.	Voting Rights

33.1.

No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

33.2.

A company or other corporate body being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power which the latter could have exercised if it were an individual Shareholder. If required by applicable Law or upon the request of the chairman of the meeting, written evidence of such authorization (in form acceptable to the chairman of the meeting) shall be delivered to him/her prior to the conclusion of the meeting.

33.3.

Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 33.2.

33.4.

If two or more persons are registered as joint holders of any Ordinary Share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders, all subject to applicable law.

33.5.

The Board of Directors may determine, in its discretion, the matters, if any, that may be voted upon by written ballot delivered to the Company (without attendance in person or by proxy) at a General Meeting, in addition to the matters on which shareholders are entitled to do so pursuant to applicable law.

PROXIES

34.	Voting by Proxy

34.1.

The Instrument appointing a proxy or a power of attorney, whether for a specific Meeting or otherwise, shall be in writing in English, signed by the appointor or by the person duly authorized for that purpose and shall be as similar to the following form as circumstances allow, or in any other form approved by the Board of Directors:

“To: the Company:

I,          of         , being a Shareholder of your company and entitled to          votes hereby appoint          of          as my proxy to vote for me and on my behalf at the (Annual or Special) General Meeting of the Company to be held on the      day of              at         , and at any adjournment thereof.

In witness whereof I have signed this              day of             ”

34.2.

Any Shareholder may, by duly executed power of attorney in English, appoint any other person, whether or not a Shareholder of the Company, to act as his representative in the General Meeting, and such representative shall be entitled to exercise at any Meeting such powers for the Shareholder represented by him as if the representative was the Shareholder personally present at that Meeting.

34.3.

The instrument appointing a proxy or the power of attorney or other authority, if any, under which it is signed or a certified copy of such power of attorney or authority or document, certified by a notary or an advocate authorizing any person to act as representative of a company being a Shareholder of the Company (the “Instrument”), shall be deposited at the Registered Office of the Company not less than forty-eight (48) hours before the time for holding the General Meeting at which the person named in the Instrument proposes to vote, and in default such persons shall not be entitled to vote by virtue thereof.

34.4.

If a proxy or representative has voted in accordance with the terms of his appointment, his vote will be valid, even if his appointment was canceled or the appointor died or the share by virtue of which he voted was transferred before the voting, unless prior thereto a notification in writing of the death, cancellation or transfer as above was received at the Registered Office or by the Chairman of the General Meeting.

34.5.

A Shareholder of unsound mind or a Shareholder declared to be incapable of voting by a court having jurisdiction in the matter of unsound persons may participate in voting through his committee of guardians or a guardian or any other person appointed by any of them.

34.6.

In the case of two (2) or more Registered Shareholders registered in the Shareholders Register as joint holders of shares they will be liable jointly and severally for any demand or other obligation in connection with such shares

34.7.

A Shareholder is entitled to vote by a separate proxy with respect to each share held by him; provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

TRANSFER OF POWERS

35.	Transfer of Powers between Company’s Organs

The General Meeting may not assume powers granted to the Board of Directors.

BOARD OF DIRECTORS

36.	Appointment and Dismissal of Board Members

36.1.

The number of directors serving on the Board shall consist of 12 Board Members, including two External Directors. For the avoidance of doubt, any change to the aforementioned number of Board Members and External Directors (other than in accordance with the provisions of Article 36.2) shall require the amendment of these Articles, provided however that if, upon the Effective Date, the Board shall be less than 12 Board Members (including two External Directors), then unless and until such time as the Board shall first consist of 12 Board Members, including two External Directors as aforesaid, the matters subject to Board Super Majority Approval under Article 51.1 or Article 67.1 below, shall require the affirmative votes of all Directors.

36.2.

If, as a result of death, disability, retirement, resignation or otherwise, there shall exist or occur any vacancy on the Board, the Company shall convene a shareholders’ meeting, as soon as possible, for the election of a Board Member to replace the vacated Board Member. Alternatively, in case of vacancy of a Director, the Board may nominate another individual to fill in such vacancy and serve as a Director, by a unanimous consent of the Board Members then serving on the Board. Until such time as a new Board member is elected to the Board to fill in the vacancy as aforesaid, the Board shall not have the power to approve resolutions on matters that require the Board Super Majority approval under Articles 51.1 and 67. During such time of vacancy, the minimum number of Board Members as set forth in Article 36.1 shall be reduced accordingly, but only until such new Board Member is elected to the Board, and thereafter the minimum number shall again be 12 Board Members as provided in Section 36.1 above. The Directors shall be appointed in a General Meeting (or by a board resolution in the circumstances of and in accordance with Article 36.2), and their term of office, except for the External Directors, shall continue until the end of the first annual meeting following their appointment. . Directors whose term has ended may be reappointed.

36.3.	Subject to the provisions of applicable Law, a Board Member who has ceased to act as a Board Member is eligible to be re-appointed.

36.4.	Subject to the provisions of these Articles, the office of a Director shall be vacated automatically in each of the following events:

36.4.1.	upon his death;

36.4.2.	if he is declared to be legally incompetent or is a minor;

36.4.3.	if he is declared bankrupt;

36.4.4.

if he resigns from office by written notice to the Company, to the Chairman of the Board of Directors or to the Board of Directors, in which case the office of the Director shall be vacated on the date of service of notice or at such later date as is specified in the notice as the effective date of resignation;

36.4.5.	if the Director is convicted in a final judgment of an offence of a nature which disqualifies a person from serving as a company director; or

36.4.6.	if a court of competent jurisdiction decides to terminate his office in a decision or judgment for which no stay of enforcement granted.

37.	Conflict of Interest

Subject to the Companies Law and the provisions of these Articles, the Company may enter into any contract or otherwise transact any business with any Director, whether or not such Director has a personal interest, directly or indirectly, in such contract or transaction, and may enter into any contract or otherwise transact any business with any third party, whether or not a Director has a personal interest, directly or indirectly, in such contract or transaction.

38.	Substitute Directors

38.1.

Subject to applicable Laws, a Director shall have the right, by written notice to the Company in English, to appoint a person as a substitute to act in his place, to remove the substitute and appoint another in his place and to appoint a substitute in place of a substitute whose office was vacated for any reason whatsoever. Any notice given to the Company as aforesaid shall become effective on the date fixed therein, upon delivery to the Company. Unless the appointing Director limits the time or scope of the appointment, the appointment is effective for all purposes until the appointing Director ceases to be a Director or terminates the appointment.

38.2.

A substitute for a Director shall have, subject to any instructions or limitations contained in the instrument appointing him, all the authority and powers held by the Director for whom he acts as substitute (including, in case he acts as substitute for the Chairman, the rights of the Chairman under Article 46); provided, however, that he may not in turn appoint a substitute for himself (unless the instrument appointing him otherwise expressly provides), and provided further that a substitute shall have no standing at any meeting of the Board or any committee thereof at which the Director appointing him is personally present or at which the Director appointing him is not entitled to participate in accordance with applicable Laws.

38.3.

Every substitute shall be entitled to receive, so long as he serves as a substitute, notice of meetings of the Board and of any relevant committees. The office of a substitute for a Director shall ipso facto be vacated if he is removed by the Director appointing him, or if the office of the Director for whom he acts as substitute is vacated for any reason whatsoever.

39.	Remuneration and Reimbursement of Expenses

39.1.

Board Members may be paid remuneration by the Company for their services as Board Members in accordance with the provisions of the Companies Law and the decisions of the competent organs of the Company.

39.2.

The Directors shall be entitled to reimbursement of reasonable, documented out-of-pocket expenses incurred in connection with attending all non-telephonic meetings of the Board and any committees thereof (including travel expenses).

39.3.	A Director may be an employee of the Company and/or provide the Company with services for consideration, subject to the provisions of these Articles.

39.4.

Subject to the provisions of these Articles, a Director may fulfill another function or any other paid position in the Company or in any other company in which the Company holds shares or has any other interest, together with his functions as a Director (excluding the position of an auditor) on such terms in respect of remuneration and other matters as the Board of Directors shall determine.

40.	Powers of Board of Directors

The management of the business of the Company shall be vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not required by applicable Law or these Articles to be done by the Company by action of its Shareholders at a General Meeting. The authority conferred on the Board of Directors by this Article 40 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company by action of its Shareholders at a General Meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors that would have been valid if such regulation or resolution had not been adopted.

41.	Qualification of Directors

Subject to applicable Law, no person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

PROCEEDINGS OF THE BOARD OF DIRECTORS

42.	Meetings of the Board of Directors and the Proceedings Thereat

42.1.

Subject to the Companies Law, the Board of Directors will convene in accordance with the needs of the Company, provided however, that the Board of Directors will convene at least once every calendar quarter. Meetings of the Board shall be held in such manner and places within or outside Israel as the Board may determine to be necessary or desirable.

42.2.	Special meetings of the Board may be called by the Chairman of the Board or by any two or more Board Members acting together.

42.3.

Unless waived by all the Board Members with respect to a specific meeting, if such waiver is allowed under the Companies Law, each Board Member will receive notice of each meeting of the Board in writing in English (which may be transmitted by courier, fax or email) reasonable time prior to such meeting; provided that subject to applicable law, if timely notice was not provided to a Board Member and such Board Member attends a meeting, then such Board Member shall be deemed to have waived this notice requirement. The agenda of each Board meeting must be distributed in English reasonable time in advance of the meeting and matters considered by the Board must be set forth in such agenda in order to be properly considered at a Board meeting.

42.4.

Subject to the provisions of any applicable Law, the agenda for a meeting of the Board of Directors shall be fixed by the persons authorized to convene that meeting or if no such agenda was fixed, by the Chairman. At a meeting of the Board of Directors, only those matters specified in the notice convening the meeting shall be discussed, unless all of the members of the Board of Directors agree to discuss additional matters.

42.5.

Members of the Board may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting and shall constitute a waiver of any deficiency of notice.

42.6.	Any notice, consent, or other written communication from the Company to the members of the Board shall be in the English language.

43.	Language of Meetings

All meetings of the Board, including (without limitation) all discussions and any votes, shall be conducted in the English language, provided that each Board Member shall be entitled to bring an interpreter to any Board meeting.

44.	Legal Quorum

A quorum of the Board shall consist of at least 50% of the Directors; provided, however, that if a meeting is duly called and a quorum is not present at such meeting, then such meeting shall be adjourned to the date and time that is five Business Days following such meeting (and not less than five days’ notice shall be provided of the adjournment of the meeting), and a quorum of the Board for such adjourned meeting shall consist of at least 50% of the Directors.

45.	Exercise of Powers of Directors

45.1.

A meeting of the Board of Directors at which a quorum is present (whether in person, by conference call or by any other device allowing the participating Board Members to hear each other simultaneously) shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

45.2.

Subject to the provisions of Articles 51.1 and 67, Board resolutions shall be adopted by the approval of a majority of the Board Members present at a duly convened meeting of the Board at which a quorum is present or by a unanimous written consent of the Board (in accordance with Article 45.3). Each Board Member shall have one vote in any meeting of the Board. In the event of a tie, the Chairman shall have a casting vote.

45.3.

Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board entitled to participate in accordance with applicable Laws consent thereto in English in writing or by electronic transmission, and all members of the Board not entitled to participate in accordance with applicable Laws confirm such written or electronic transmission (without indicating their consent thereto), and such consent is filed with the minutes or proceedings of the Board.

46.	Chairman of the Board of Directors

46.1.	The Board shall appoint one of its members to serve as the sole Chairman of the Board and one of its members to serve as the sole vice chairman of the Board.

46.2.

The Chairman shall preside at every meeting of the Board of Directors, but (i) if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Vice Chairman shall act as the chairman of such meeting, but (ii) if there is no such Vice Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, then the Directors present shall choose one of their member to be the chairman of such meeting. Subject to Article 51 and the provisions of applicable Laws, the Chairman may be the Chief Executive Officer of the Company.

47.	Committees of the Board of Directors

47.1.

Subject to the provisions of the Companies Law and these Articles, the Board of Directors may, as it deems proper, set up committees (“Committee(s)”), appoint Directors thereto from among the members of the Board of Directors, and delegate to such Committees its powers, in whole or in part. Notwithstanding the foregoing, the Board of Directors may not delegate any power to any Ccommittee on: (a) any of the subjects set out in Section 112 of the Companies Law (except that the Board may appoint committees for such matters solely for purposes of recommendation), and (b) any of the subjects set out in Articles 51.1 and 67 of these Articles.

47.2.

The provisions included in these Articles in respect to the Board of Directors shall also apply, mutatis mutandis, to any Committee of the Board of Directors, except if otherwise required by the Companies Law.

47.3.	A Committee may not further delegate and such powers delegated to it.

47.4.	The Audit Committee, the Financial Statements Review Committee, and the Compensation Committee:

47.4.1.	The Board of Directors shall appoint from among his members an Audit Committee, a Financial Statements Review Committee (to the extent required under applicable Law), and a Compensation Committee.

47.4.2.

The Audit Committee and the Compensation Committee shall comprise of three (3) Board Members, two (2) of whom shall be External Directors and the third member shall be one (1) Director appointed by the Board.

47.4.3.

The legal quorum for opening a meeting of any of the Audit Committee, the Financial Statements Review Committee and the Compensation Committee shall be determined in accordance with the provisions of the Companies Law.

47.4.4.

The duties, rights and responsibilities of the Audit Committee, the Financial Statements Review Committee, and the Compensation Committee shall be in accordance with the provisions of the Companies Law, any other applicable law and the procedures of the Company.

47.5.

The Board may appoint an executive committee, by the approval of a majority of the Board Members. The executive committee may be delegated with powers and authorities by the Board, subject to applicable Law. The executive committee’s resolutions shall be adopted by the approval of a simple majority of the members of the executive committee

48.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some immaterial defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

48A.Participation	in General Meetings

Every member of the Board of Directors of the Company, whether or not a Shareholder, is entitled to be present at the General Meetings of the Company and to participate in the deliberations thereat, but shall not be entitled to vote thereat unless otherwise empowered to do so, as a Shareholder or as the proxy of a Shareholder.

NON-EXTRAORDINAY TRANSACTIONS

49.	Approval of Non-Extraordinary Transactions

Subject to the provisions of the Companies Law, a transaction between the Company and an Office Holder, including a transaction between the Company and another person or entity in which an Office Holder has a personal interest (as such term is defined in the Companies Law), which transaction is not an Extraordinary Transaction shall be approved by the Board or a committee of the Board (if the Board delegated such power to a committee under Article 47) or another person (who has no personal interest in such transaction) authorized by the Board. Such approval or authorization may apply to a particular transaction or in general to a specific type of transactions.

MINUTES

50.	Minutes

50.1.

Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose and shall be in English. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

50.2.

Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

SENIOR MANAGEMENT

51.	Appointment and Removal of Senior Management; Chief Executive Officer

51.1.	The appointment or removal of any members of Senior Management shall be made by the Board and shall require the Board Super Majority (as defined in Article67.1).

51.2.

The Chief Executive Officer shall be responsible for the day-to-day management of the affairs of the Company within the framework of the policies determined by the Board of Directors from time to time and subject to the discretion of the Board of Directors.

51.3.

The Chief Executive Officer shall have full managerial and operational authority to carry out all the activities which the Company may carry on by applicable Law and under these Articles and which have not been vested by applicable Law or by these Articles in any other organ of the Company. The Chief Executive Officer shall be subject to the supervision of the Board of Directors.

51.4.

The Chief Executive Officer may, subject to the provisions of the Companies Law and Article 51, from time to time, appoint officers, agents, employees and independent contractors, as the Chief Executive Officer may think fit, and may terminate the service of any such person. The Chief Executive Officer may, subject to the provisions of the Companies Law, these Articles, and the approval of the Board of Directors (subject to Article 49 above), determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as he thinks fit.

ACCOUNTS

52.	Books of Account

52.1.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable Law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Board Members.

52.2.

The Company shall keep, or cause to be kept, complete and accurate books and records of account of the Company on the accrual basis of accounting and otherwise in accordance with IFRS. The books and records of the Company shall at all times be maintained or made available at the principal office of the Company. The Company shall, and shall cause its Subsidiaries to, (i) make and keep financial records in reasonable detail that accurately and fairly reflect all financial transactions and dispositions of the assets of the Company and its Subsidiaries (including the performance of periodic physical inventories) and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with authorization by the Person in charge and are recorded so as to provide proper financial statements and maintain accountability for assets and (B) safeguards are established to prevent unauthorized persons from having access to the assets.

53.	Auditors

The appointment, authorities, duties, responsibilities, rights, remuneration and powers of the Auditor(s) shall be fixed by applicable Law and under these Articles and the charter of the Audit Committee. The General Meeting shall have the power to appoint the auditors to the maximum time period provided under the Companies Law.

53A.	Auditor

The Company’s auditor shall at all times be one of the “Big 4” accounting firms.

54.	Financial Statements, Reports, Etc

The financial statements of the Company shall be signed by whoever is authorized to do so by the Board of Directors, as required by law.

RIGHTS OF SIGNATURE

55.	Signatory Rights

Subject to the provisions of the Companies Law, the Board of Directors may authorize any person to act and sign on behalf of the Company, whether individually or jointly with another person, whether generally or for a specific purpose.

DIVIDENDS

56.	Declaration and Payment of Dividends

Subject to the provisions of these Articles and to the Companies Law, the Board of Directors may from time to time declare and cause the Company to pay dividend in respect of any fiscal period, as may appear to the Board of Directors to be justified by the profits of the Company and provided that the payment of such dividends will not reasonably prevent the Company from meeting its current and expected liabilities.

57.	Amount Payable by Way of Dividends

57.1.

Subject to the rights of the holders of shares with special rights as to dividends, any dividend paid by the Company shall be allocated among the Shareholders entitled thereto in proportion to their respective holdings of the shares in respect of which such dividend is being paid.

57.2.

Shares which are fully paid up or which are credited as fully or partly paid within any period which in respect thereof dividends are paid shall entitle the holders thereof to a dividend in proportion to the amount paid up or credited as paid up in respect of the nominal value of such shares and to the date of payment thereof (pro rata).

58.	Interest

Unless otherwise determined by the Board of Directors, no dividend shall carry interest against the Company.

59.	Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

60.	Retention of Dividends

60.1.

The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

60.2.

The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under these Articles, entitled to become a Shareholder, or which any person is, under these Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

61.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Board of Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

62.	Mechanics of Payment

62.1.

The Board of Directors may determine, from time to time, the payment methods of the dividends and provisions, procedures and arrangements in respect of them, both regarding the Registered Shareholders and regarding the shareholders who are Unregistered Shareholders. Without derogating from the generality of the aforesaid, the Board of Directors may determine as follows:

(a)

Subject to the provisions in sub-article (b) hereinafter, dividends or money that shall be distributed to the Registered Shareholders shall be paid to the Registered Shareholder by sending a check by mail to his address, as it is registered in the Shareholders Registry in respect to the share. The sending of a check, as aforesaid, shall be done at the risk of the Registered Shareholder; without derogating from the aforesaid, the Board of Directors may determine that a dividend amount that is less than a certain amount that shall be determined by the Board of Directors, shall not be sent by a check, as aforesaid, and the provisions of sub-article (b) shall apply to it as follows.

(b)

The Board of Directors may determine that the payment of dividends or monies that shall be distributed to the Registered Shareholders shall be made at the Registered Office or at any other place that shall be determined by the Board of Directors.

62.2.

Dividend or other distributions which shall be made to the Unregistered Shareholder shall be transferred to the said shareholders by a Nominee Company or in any other way that shall be determined by the Board of Directors or shall be required in accordance to any Laws or listing standards applicable to the Company.

63.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

NOTICES

64.	Notices

64.1.

Any written notice or other document may be served by the Company upon any Shareholder and shall be deemed to have been duly given and received when sent by fax (with confirmation in writing sent via registered mail) or delivered personally, in either case, prior to 3:00 p.m., local time, in the place of receipt (provided that such day is a Business Day in the place of receipt, otherwise such notice shall be deemed given on the next Business Day in the place of receipt), or on the third Business Day after being sent by international courier to the shareholder, at the fax number or address set forth in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company in the same manner as stated above.

64.2.

All notices to be given to Registered Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

64.3.

Any Registered Shareholder whose address is not described in the Shareholders Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

EXEMPTION, INSURANCE AND INDEMNITY

65.	Exemption, Indemnity and Insurance

65.1.	Exemption From Duty of Care

Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable Law, the Company may resolve to exempt in advance an Office Holder from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company.

65.2.	Indemnification

Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable Law, the Company may indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on or incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

65.2.1.

a financial obligation imposed on an Office Holder pursuant to a judgment in favor of another person, including a judgment imposed on such Office Holder in a settlement or in an arbitration decision that was approved by a court of law;

65.2.2.

reasonable legal expenses, including attorney’s fees, expended by the Office Holder as a result of an investigation or proceeding instituted against the Office Holder by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings, or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent or in connection with a financial sanction;

65.2.3.

reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company, on its behalf or by another person, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent; and

65.2.4.

a payment which the Office Holder is obligated to pay to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, 5728-1968 (the “Securities Law”), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

For purpose of Article 65.2.3 above:

The “conclusion of proceedings without the filing of an indictment”; a “financial liability in lieu of criminal proceedings” – as such terms defined in the Companies Law.

65.2.5.

The foregoing indemnification may be procured by the Company (a) retroactively and (b) as a commitment in advance to indemnify an Office Holder, provided that in respect of Article 65.2.3, the undertaking is limited to events which, in the opinion of the Board of Directors are foreseeable in light of the Company’s actual operations when the undertaking to indemnify is given, and to an amount or criteria set by the Board of Directors as reasonable under the circumstances, and further provided that such events and amounts or criteria are set forth in the undertaking to indemnify.

65.3.	Insurance

Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable Law, the Company may enter into an agreement to insure an Office Holder for any responsibility or liability that may be imposed on such Office Holder in connection with an act performed by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company, with respect to each of the following:

65.3.1.	breach of the duty of care of the Office Holder towards the Company or towards another person;

65.3.2.

breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that such action would not prejudice the benefit of the Company;

65.3.3.	a financial obligation imposed on the Office Holder for the benefit of another person; and

65.3.4.

a payment which the Office Holder is obligated to pay to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

65.4.

The provisions of this Article 65 are not intended, and shall not be construed, to restrict the Company in any manner in respect of the procurement of insurance and/or payment of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under applicable Law, provided that the procurement of any such insurance and/or payment of any such indemnification shall be approved by the Board.

Any amendment to the Companies Law, the Securities Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to this Article 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law, the Securities Law or such other applicable law.

WINDING UP

66.	Winding Up.

If the Company be wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made.

SPECIAL RESOLUTIONS

67.	Board Super Majority Resolutions.

67.1.

Notwithstanding anything in these Articles to the contrary, any action or decision by the Company with respect to any matter set forth below and in Article 51.1 (appointment or removal of senior management), shall require the approval of the Board of Directors of the Company by the affirmative votes of at least ten (10) Board Members then serving on the Board at a duly convened Board meeting (“Board Super Majority”):

(i)	Issuance of any shares of any class of the Company’s share capital, or of any option, warrant, or other instrument or right convertible into or exercisable for, any such shares (other than an issuance of shares to the public in connection with the Initial Public Offering), or sale or Transfer by the Company or any Subsidiary of the Company of any such share, option, warrant, or other instrument or right;

(ii)	Liquidation or dissolution of the Company;

(iii)	Sale, directly or indirectly, of all or substantially all of the assets of the Company;

(iv)	Merger, consolidation, amalgamation, recapitalization, reclassification, reorganization or similar business combination transaction involving the Company;

(v)	Material change to the core Business of the Company;

(vi)	Any Extraordinary Transaction between the Company or any of its controlled Affiliates, on the one hand, and Koor, CNAC or any member of the IDB Group or the CC Group, on the other hand; and.,

(vii)	Decrease the size of the Board to be less than ten members (not including external directors required by applicable Law).

67.2.	Matters that are subject to the Board Super Majority as set out in these Articles may not be delegated to any committee of the Board.

67.3.	Matters that are subject to the Board Super Majority as set out in these Articles shall be decided only by the Board, and not by a shareholders’ resolution, subject to applicable law.

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